Exhibit 10.5

UPBOUND GROUP, INC.
director deferred stock unit award Agreement

THIS DEFERRED STOCK UNIT AWARD AGREEMENT, made as of the __ day of _____, 20xx, between Upbound Group, Inc. (the “Company”) and [NAME] (the “Director”), pursuant to the Upbound Group, Inc. 2026 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”). Capitalized terms that are used but not defined in this Award Agreement have the meaning as set forth in the Plan.

1.            Deferred Stock Unit Award. In accordance with and subject to the Plan and this Award Agreement, the Company hereby grants to the Director a deferred stock unit Award under the Plan, consisting of the right to receive _______ shares of the Company’s Common Stock (“Shares”).

2.            Vesting and Issuance of Shares. This Award is fully vested and non-forfeitable from inception.

3.            Issuance of Shares. Promptly following the date that the Director terminates service as a member of the Company’s Board of Directors, but in no event later than March 15th of the year following the year in which the Director’s service terminated, the Company will issue the Shares subject to this Award. The Director will not be considered to have terminated service unless that termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

4.            Restrictions on Transfer. The Director’s right to receive Shares under this Award Agreement may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (except by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

5.            Compliance with Law. The Company will not be obligated to issue or deliver Shares pursuant to this Award unless the issuance and delivery of such Shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Company’s common stock may then be listed.

6.            Transfer Orders; Legends. Any certificates for Shares delivered under this Award Agreement shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

7.            Dividend Equivalent Payments. The Director will be paid an amount equivalent to any cash dividend declared by the Board with respect to a Share of the Company’s common stock during the year multiplied by the number of Shares that the Director has a right to receive under Section 1 of this Award Agreement. Payment of these dividend equivalents will be made in a lump sum as soon as administratively practicable following the date the dividend is declared, but in no event later than March 15th of the year following the year in which the dividend is declared.

8.            Provisions of the Plan. The provisions of the Plan, the terms of which are hereby incorporated by reference, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Director acknowledges receipt of a copy of the Plan prior to the execution of this Award Agreement.

9.            Capital Changes. This Award will be subject to Section 13(a) of the Plan in the event of a stock dividend, stock split, spin off or other recapitalization with respect to the outstanding shares of the Company’s common stock described in such Section 13(a).

10.          Deliveries in Lieu of Shares. In accordance with Section 2(b)(ix) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the Shares, the Company may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of Shares will include such deliveries of cash, other securities, other awards under the Plan or other property.

11.          Section 409A. This Award is intended to comply with Section 409A and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Director on account of non-compliance with Section 409A. In no event may the Director, directly or indirectly, designate the calendar year of payment and, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, if the period for the Director’s consideration of a separation and general release agreement crosses two calendar years, such Shares will be issued and delivered in the second of such calendar years regardless of when the separation and general release agreement becomes effective.

12.          Miscellaneous. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Award Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Award Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Award Agreement has been executed as of the date first above written.

UPBOUND GROUP, INC.

By:

Executive Name

Director Signature

Street Address (No P.O. Box please)

City, State and Zip Code

[DIRECTOR]